Consent of Independent Registered Public Accounting Firm

The Board of Trustees of Penn Capital Funds Trust:

We consent to the use of our report dated August 28, 2020, with respect to the financial statements of the Penn Capital Funds Trust (the “Funds”) comprised of Penn Capital Floating Rate Income Fund (formerly, Penn Capital Defensive Floating Rate Income Fund), Penn Capital Short Duration High Income Fund (formerly, Penn Capital Defensive Short Duration High Income Fund), Penn Capital Opportunistic High Income Fund (formerly, Penn Capital Multi-Credit High Income Fund), Penn Capital Mid Cap Core Fund (formerly, Penn Capital Managed Alpha SMID Cap Equity Fund) and Penn Capital Special Situations Small Cap Equity Fund, as of June 30, 2020, incorporated herein by reference, under the heading “Financial Highlights” in the Prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania
October 29, 2021